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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number     1-8585

                       UNITED DOMINION INDUSTRIES LIMITED
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             (Exact name of registrant as specified in its charter)

              2300 One First Union Center, 301 South College Street
              Charlotte, North Carolina 28202-6039   (704) 347-6800
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Shares (without par value)
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]                  Rule 12h-3(b)(1)(i)         [X]
Rule 12g-4(a)(1)(ii)      [ ]                  Rule 12h-3(b)(1)(ii)        [ ]
Rule 12g-4(a)(2)(i)       [ ]                  Rule 12h-3(b)(2)(i)         [ ]
Rule 12g-4(a)(2)(ii)      [ ]                  Rule 12h-3(b)(2)(ii)        [ ]
                                               Rule 15d-6                  [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 United Dominion Industries Limited, successor of the registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       May 24, 2001            UNITED DOMINION INDUSTRIES LIMITED
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                                    By: /s/ Richard L. Magee
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                                        Richard L. Magee, Senior Vice President


                                    By: /s/ C. Theodore Leinbach III
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                                        C. Theodore Leinbach III, Vice President